As filed with the Securities and Exchange Commission on July 1, 2008

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

QUEST SOFTWARE, INC.

(Exact name of registrant as specified in its charter)

California	33-0231678
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

5 Polaris Way

Aliso Viejo, CA 92656

(Address of principal executive offices) (Zip Code)

2008 STOCK INCENTIVE PLAN

(Full title of the Plan)

J. Michael Vaughn

Vice President, General Counsel

Quest Software, Inc.

5 Polaris Way

Aliso Viejo, CA 92656

(Name and address of agent for service)

(949) 754-8000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, no par value Shares not previously registered Shares registered under prior plans	10,750,748 shares 22,516,639 shares	$15.015 — (3)	$161,422,481 — (3)	$6,343.90 — (3)

(1)	Represents shares issuable pursuant to the Registrant’s 2008 Stock Incentive Plan (the “Plan”). This Registration Statement shall also cover any additional shares of Common Stock which become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of Registrant’s Common Stock.

(2)	Estimated pursuant to Rule 457(h) of the Securities Act of 1933 on the basis of the average of the high and low sales prices of the Registrant’s Common Stock on June 30, 2008 (which was $15.015), as reported on The Nasdaq Global Select Market.

(3)	The 2008 Stock Incentive Plan is the successor to and continuation of the Registrant’s 1999 Stock Incentive Plan (the “1999 Plan”) and 2001 Stock Incentive Plan (the “2001 Plan”). The Registrant previously registered an aggregate of 28,500,000 shares issuable pursuant to the 1999 Plan on the following dates: November 22, 1999 (file no. 333-91429), May 26, 2000 (file no. 333-38002), July 15, 2003 (file no. 333-107045) and June 23, 2004 (file no. 333-116761). The Registrant also previously registered an aggregate of 10,000,000 shares issuable pursuant to the 2001 Plan on the following dates: February 14, 2002 (file no. 333-82784) and February 6, 2003 (file no. 333-103010). An aggregate of $188,101.12 in registration fees was paid by the Registrant in connection with the registration statements described above. An aggregate of 22,516,639 shares remain issuable under the 1999 Plan and 2001 Plan and are being carried forward from the registration statements identified above. Pursuant to Instruction E of Form S-8, no additional registration fee is due with respect to such shares.

EXPLANATORY NOTE

This Registration Statement relates to 33,267,387 shares of common stock, no par value, of Quest Software, Inc. (the “Company” or the “Registrant”), issuable pursuant to the 2008 Stock Incentive Plan (the “2008 Plan”). The 2008 Plan is the successor to and continuation of the Registrant’s 1999 Stock Incentive Plan (the “1999 Plan”) and 2001 Stock Incentive Plan (the “2001 Plan” and together with the 1999 Plan, the “Prior Plans”). The shares of common stock issuable pursuant to the 2008 Plan are comprised of: (i) the number of shares remaining available for issuance under the Prior Plans; plus (ii) an additional 10,750,748 shares. Shares subject to awards granted under the Prior Plans that are canceled will become available for future issuance under the 2008 Plan.

The Registrant previously registered an aggregate of 28,500,000 shares issuable pursuant to the 1999 Plan on the following dates: November 22, 1999 (file no. 333-91429), May 26, 2000 (file no. 333-38002), July 15, 2003 (file no. 333-107045) and June 23, 2004 (file no. 333-116761). The Registrant also previously registered an aggregate of 10,000,000 shares issuable pursuant to the 2001 Plan on the following dates: February 14, 2002 (file no. 333-82784) and February 6, 2003 (file no. 333-103010). An aggregate of $188,101.12 in registration fees was paid by the Registrant in connection with the registration statements described above. An aggregate of 22,516,639 shares remain issuable under the Prior Plans and are being carried forward from the registration statements identified above. Pursuant to Instruction E of Form S-8, no additional registration fee is due with respect to such shares.

Following the filing of this Registration Statement, the shares carried over from the registration statements identified above will no longer be available for new awards under the Prior Plans, which plans were terminated (as to future grants) on July 1, 2008, the date the 2008 Plan became effective.

PART II

Information Required in the Registration Statement

Item 3.	Incorporation of Documents by Reference

The following documents filed with the Securities and Exchange Commission (the “Commission”) by the Company are incorporated herein by reference:

(a)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2007, filed with the Commission on February 25, 2008;

(b)	The Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2008, filed with the Commission on May 12, 2008;

(c)	The Company’s Current Reports on Form 8-K filed with the Commission on January 9, 2008, February 5, 2008, February 25, 2008, March 6, 2008, March 11, 2008 and May 8, 2008; and

(d)	The description of the Company’s Common Stock contained in its Registration Statement on Form 8-A filed on August 4, 1999 (file no. 000-26937) under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not Applicable.

Item 5.	Interests of Named Experts and Counsel

Not Applicable.

Item 6.	Indemnification of Directors and Officers

The Company’s Articles of Incorporation limit the personal liability of its directors for monetary damages to the fullest extent permitted by the California General Corporation Law. Under California law, a director’s liability to a company or its shareholders may not be limited:

•	for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law;

•	for acts or omissions that a director believes to be contrary to the best interests of the company or its shareholders or that involve the absence of good faith on the part of the director;

•	for any transaction from which a director derived an improper personal benefit;

•

for acts or omissions that show a reckless disregard for the director’s duty to the company or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing the director’s duties, of a risk of serious injury to the company or its shareholders;

•	for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the company or its shareholders;

•	under Section 310 of the California General Corporation Law concerning contracts or transactions between the company and a director;

•	under Section 316 of the California General Corporation Law concerning directors’ liability for improper dividends, loans and guarantees;

•	for acts or omissions occurring prior to the date such provision eliminating or limiting the personal liability of a director became effective; or

•	for acts or omissions as an officer, notwithstanding that the officer is also a director or that his or her actions, if negligent or improper, have been ratified by the directors.

The limitation of liability does not affect the availability of injunctions and other equitable remedies available to the Company’s shareholders for any violation by a director of the director’s fiduciary duty to the Registrant or its shareholders.

The Company’s Articles of Incorporation also include an authorization for it to indemnify its “agents” (as defined in Section 317 of the California General Corporation Law) through bylaw provisions, by agreement or otherwise, to the fullest extent permitted by law. Pursuant to this provision, the Company’s Bylaws provide for indemnification of its directors, officers and employees. In addition, the Company may, at its discretion, provide indemnification to persons whom the Registrant is not obligated to indemnify. The Bylaws also allow the Company to enter into indemnity agreements with individual directors, officers, employees and other agents. Indemnity agreements have been entered into with all directors and certain executive officers and provide the maximum indemnification permitted by law. The Company also currently maintains directors’ and officers’ liability insurance. These agreements, together with the Company’s Bylaws and Articles of Incorporation, may require the Company, among other things, to indemnify its directors and executive officers, other than for liability resulting from willful misconduct of a culpable nature, and to advance expenses to them as they are incurred, provided that they undertake to repay the amount advanced if it is ultimately determined by a court that they are not entitled to indemnification. Section 317 of the California General Corporation Law and the Company’s Bylaws and its indemnification agreements make provision for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons, under certain circumstances, for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended (the “Securities Act”).

Item 7.	Exemption from Registration Claimed

Not Applicable.

Item 8.	Exhibits

Exhibit Number	Exhibit
5.1	Opinion of General Counsel

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of General Counsel (included in Exhibit 5)

24.1	Power of Attorney (included on the signature page)

99.1	Quest Software, Inc. 2008 Stock Incentive Plan (incorporated herein by reference to Exhibit 10.4 of the Company’s Quarterly Report on Form 10-Q, as filed with the Commission on May 12, 2008)

Item 9.	Undertakings

The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement – notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement; (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Aliso Viejo, State of California on this 1st day of July, 2008.

QUEST SOFTWARE, INC.

By:	/s/ Scott J. Davidson
Scott J. Davidson, Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY

The undersigned officers and directors of Quest Software, Inc., a California corporation, do hereby constitute and appoint Vincent C. Smith, Douglas F. Garn, Scott J. Davidson and J. Michael Vaughn, and each of them, the lawful attorneys-in-fact and agents with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms that all said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Vincent C. Smith Vincent C. Smith	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	July 1, 2008

/s/ Scott J. Davidson Scott J. Davidson	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	July 1, 2008

/s/ Scott H. Reasoner Scott H. Reasoner	Vice President, Corporate Controller (Principal Accounting Officer)	July 1, 2008

/s/ Jerry Murdock, Jr. Jerry Murdock, Jr.	Director	July 1, 2008

/s/ Raymond J. Lane Raymond J. Lane	Director	July 1, 2008

/s/ Augustine L. Nieto II Augustine L. Nieto II	Director	July 1, 2008

/s/ Kevin M. Klausmeyer Kevin M. Klausmeyer	Director	July 1, 2008

Signature	Title	Date

/s/ Paul A. Sallaberry Paul A. Sallaberry	Director	July 1, 2008

/s/ H. John Dirks H. John Dirks	Director	July 1, 2008

EXHIBIT INDEX

Exhibit Number	Exhibit
5.1	Opinion of General Counsel

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of General Counsel (included in Exhibit 5)

24.1	Power of Attorney (included on the signature page)

99.1	Quest Software, Inc. 2008 Stock Incentive Plan (incorporated herein by reference to Exhibit 10.4 of the Company’s Quarterly Report on Form 10-Q, as filed with the Commission on May 12, 2008)